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                                                                  Exhibit(k)(10)

                          EXPENSE LIMITATION AGREEMENT

     Expense Limitation Agreement made as of [_____], 2007, between Pioneer Investment Management, Inc. ("PIM") and Pioneer Diversified High Income Trust (the "Trust").

     WHEREAS, the Trust is a Delaware statutory trust and is registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as a closed-end management company.

     WHEREAS, the Trust and PIM have entered into an Advisory Agreement, dated as of [_____], 2007 (the "Advisory Agreement"), pursuant to which PIM provides investment management services to the Trust for compensation based on the value of the average daily managed assets of the Trust.

     WHEREAS, PIM and the Trust wish to limit the expenses of the Trust during the first three (3) years of investment operations of the Trust.

     NOW THEREFORE the parties agree as follows:

     SECTION 1. PIM agrees, until the third anniversary of the initial closing of the Trust's initial offering of its common shares, to limit the Trust's expenses (the "Expense Limitation") by waiving fees payable to PIM (excluding offering costs for common and preferred shares, interest expense, the cost of defending or prosecuting any claim or litigation to which the Trust is a party (together with any amount in judgment or settlement), indemnification expenses or taxes incurred due to the failure of the Trust to qualify as a regulated investment company under the Internal Revenue Code of 1986, as amended, or any other non-recurring or non-operating expenses) to 0.90% of the Trust's average daily managed assets in year 1, 0.95% of the Trust's average daily managed assets in year 2, and 1.00% of the Trust's average daily managed assets in year
3. "Managed assets" shall have the same meaning as in the Advisory Agreement. Dividends payable on any preferred shares are not expenses for purposes of this Agreement.

     SECTION 2. PIM may terminate or modify the Expense Limitation only in accordance with this Agreement. PIM agrees that the Expense Limitation shall not be modified or terminated prior to the third anniversary of the initial closing of the Trust's initial offering of its common shares unless the Advisory Agreement is terminated prior to that date, in which case this Agreement shall terminate concurrently with the termination of the Advisory Agreement.

     SECTION 3. This Agreement automatically terminates without obligation by the Trust upon termination of the Advisory Agreement.

     SECTION 4. This Agreement shall be governed by the laws of the State of Delaware.

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     SECTION 5. Nothing herein contained shall be deemed to require the Trust to take any action contrary to the Trust's Agreement and Declaration of Trust, as may be amended from time to time, or any applicable statutory or regulatory requirement to which it is subject or by which it is bound, or to relieve or deprive the Trust's Board of Trustees of its responsibility for and control of the conduct of the affairs of the Trust.

     Any question of interpretation of any term or provision of this Agreement, including but not limited to the investment management fees payable to PIM and the computations of average daily managed assets, having a counterpart in or otherwise derived from the terms and provisions of the Advisory Agreement or the 1940 Act, shall have the same meaning as and be resolved by reference to such Advisory Agreement or the 1940 Act.


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     In witness whereof, the parties hereto have caused this Agreement to be signed as of the date first written above.

                                        PIONEER INVESTMENT MANAGEMENT, INC.


                                        By:
                                            ------------------------------------
                                        Name: Daniel Kingsbury
                                        Title: President and Chief Executive
                                               Officer


                                        PIONEER DIVERSIFIED HIGH INCOME TRUST


                                        By:
                                            ------------------------------------
                                        Name: Dorothy E. Bourassa
                                        Title: Secretary


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